As filed with the Securities and Exchange Commission on June 2, 2000
                                                      Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                               -------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                               -------------
                              RCN CORPORATION
           (Exact name of Registrant as specified in its charter)


        DELAWARE                                           22-3498533
 (State or jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                          Identification No.)


                            105 CARNEGIE CENTER
                          PRINCETON, NJ 08540-6215
                               (609) 734-3700
            (Address, including zip code, and telephone number,
                    including area code, of Registrant's
                        principal executive offices)

                            JOHN J. JONES, ESQ.
                              RCN CORPORATION
                            105 CARNEGIE CENTER
                          PRINCETON, NJ 08540-6215
                               (609) 734-3700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------
                                  Copy to:

                           HOWARD L. ELLIN, ESQ.
                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             FOUR TIMES SQUARE
                            NEW YORK, NY 10036
                              (212) 735-3000

                               -------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
           THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION
                        STATEMENT BECOMES EFFECTIVE.


        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                       CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                            Proposed
  Title of Each Class of                            Proposed Maximum        Maximum             Amount of
     Securities to be             Amount to be       Offering Price        Aggregate           Registration
        Registered                 Registered           Per Unit        Offering Price(1)(2)        Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, Preferred
  Stock, Debt N/A Securities
  and Warrants or Rights              N/A                N/A              $1,903,454,414.96     $459,048.44(3)
Common Stock                       4,163,691             (4)              $   96,545,585.06       $8,208.33(5)
Total                                                                     $   2,000,000,000     $467,256.77
==============================================================================================================

(1)     Includes such indeterminate number or amount of Common Stock, Preferred Stock, Debt Securities and
        Warrants or other Rights to purchase equity or debt of the Registrant as may from time to time be issued at indeterminate prices.
(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) and exclusive of accrued interest and dividends, if any.
(3)     $156,343,646 aggregate amount of previously registered, yet unissued Common Stock, Preferred Stock and
        Debt Securities registered in this Offering are carried forward pursuant to Rule 429(b). $260,720.30, constituting the amount of the filing fee associated with such securities, was previously paid in the
        Registrant's Registration Statement (File No. 333-71525), and $43,463.53 of which relates to the securities being rolled over in this combined prospectus.
(4)     Based on the average of the high and low prices of the Common Stock on May 31, 2000 on the Nasdaq
        National Market.
(5)     $62,157,177 aggregate amount of previously registered, yet unissued Common Stock registered in this
        Offering are carried forward pursuant to rule 429(b) and $17,279.70, constituting the amount of the filing fee associated with such securities was previously paid in the Registrant's Registration
        Statement (File No. 333-71525).



        PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO $218,500,823 PRINCIPAL AMOUNT OF UNISSUED DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-71525) OF THE REGISTRANT, WHICH WAS DECLARED EFFECTIVE ON OCTOBER 6, 1999. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES OR COMMON STOCK ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER. THE AMOUNT OF DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK AND WARRANTS AND OTHER RIGHTS BEING REGISTERED, TOGETHER WITH THE REMAINING DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK REGISTERED UNDER REGISTRATION STATEMENT NO. 333-71525, REPRESENTS THE MAXIMUM AMOUNT OF DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, WARRANTS AND OTHER RIGHTS WHICH ARE EXPECTED TO BE OFFERED FOR SALE.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


[FLAG]

        The information in this prospectus is not complete and may be changed. RCN Corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                 PROSPECTUS

                 SUBJECT TO COMPLETION, DATED JUNE 2, 2000

                               [LOGO OF RCN]

                               $2,000,000,000

                              RCN CORPORATION

    Common Stock, Preferred Stock, Debt Securities and Warrants or other
                  Rights 4,163,691 Shares of Common Stock
                               -------------

        We may offer from time to time common stock, preferred stock, debt securities or warrants or other rights to purchase securities, and three of our stockholders may offer up to 4,163,691 shares of our common stock. We will provide specific terms regarding these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
                               -------------

        Our common stock trades on the Nasdaq National Market under the symbol "RCNC".
                               -------------

        Investing in these securities involves certain risks. See "Risk Factors" beginning on page 3.
                               -------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is , 2000



        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                       TABLE OF CONTENTS

                                                                         Page

SUMMARY .....................................................................2
ABOUT THIS PROSPECTUS........................................................2
RISK FACTORS.................................................................3
WHERE YOU CAN FIND MORE INFORMATION.........................................10
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS..................................10
USE OF PROCEEDS.............................................................11
DIVIDENDS...................................................................11
MARKET PRICE AND DIVIDEND INFORMATION.......................................12
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS.................13
DESCRIPTION OF CAPITAL STOCK................................................14
DESCRIPTION OF DEBT SECURITIES..............................................21
DESCRIPTION OF WARRANTS AND OTHER RIGHTS....................................31
SELLING STOCKHOLDERS........................................................33
PLAN OF DISTRIBUTION........................................................34
LEGAL MATTERS...............................................................35
EXPERTS ....................................................................35




                                  SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision.

        We are the nation's first and largest single-source facilities-based provider of bundled local and long distance phone, cable television and high-speed Internet services to the densest residential markets in the country. We are currently delivering broadband services over our Megaband(tm) Network and designing and building our network on both the East and West coasts as well as in Chicago. In addition, we are a leading Internet Service Provider ("ISP") in our markets. We offer individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future. We intend to expand the services provided to our customers through strategic alliances and opportunistic development of complementary products. In addition, we intend to use the excess capacity in our fiber optic networks to provide services to commercial customers located on or near our networks.

        Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey, 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

                           ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we are filing with the SEC utilizing a "shelf" registration process. Under this shelf process, three of our stockholders may sell up to 4,163,691 shares of our common stock, and we may sell any combination of securities described in this prospectus for up to an aggregate dollar amount equal to $2,000,000,000 less the value of the common stock sold by the three selling stockholders. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Sales by the selling stockholder may not require the provision of a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."


                                RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

        If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED NEGATIVE CASH FLOW AND OPERATING LOSSES.

        We have only recently begun operating a voice, video and data services business. Accordingly, you will need to evaluate our performance based on a limited operating history. In connection with entering this business, we have incurred operating and net losses and negative cash flows and expect to continue to do so for the next five to seven years as we expand our network and customer base. Whether we continue to have negative cash flow in the future will be affected by a variety of factors including:

        o   our pace of entry into new markets;

        o the time and expense required for constructing our fiber optic network as we planned;

        o   our success in marketing services;

        o   the intensity of competition; and

        o the availability of additional capital to pursue our business plans.

        We had operating losses after depreciation and amortization and nonrecurring charges of $278,010,000, $158,793,000 and $70,875,000 for the
years ended December 31, 1999, 1998, and 1997. We cannot assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future.

ADDITIONAL GROWTH WILL REQUIRE ADDITIONAL CAPITAL, AND OUR TOTAL CAPITAL NEEDS MAY BE SUBSTANTIAL.

        Based on our current growth plan, we expect that we will require a substantial amount of capital to expand the development of our network and operations into new areas within our larger target markets. We need capital to fund the construction of our advanced fiber optic networks, upgrade our hybrid fiber/coaxial plant and fund operating losses and repay our debts. We currently estimate that our capital requirements for the period from January 1, 2000 through 2001 will be approximately $3.6 billion, which include capital expenditures of approximately $1.4 billion in 2000 and approximately $1.6 billion in 2001. These capital expenditures will be used principally to fund additional construction of our fiber optic network in high density areas in the Boston, New York City, Washington, D.C. and San Francisco Bay area markets as well as to expand into new markets (including selected markets in the western United States as well as the Los Angeles and Chicago areas) and to develop our information technology systems. Our joint venture partners are expected to contribute approximately $400 million, of which approximately $339 million has been contributed, to the joint ventures through 2000 in connection with development of the Boston and Washington, D.C. markets. We are obligated to pay our portion of any capital contributions required by the joint ventures' annual budgets or capital contribution schedules. If our joint venture partner(s) fail to make anticipated capital contributions, it could have a material adverse effect on our financial position and results of operations.

        We may seek additional sources of funding from vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. If we fail to obtain such financing, it could result in the delay or curtailment of our development and expansion plans and expenditures and could have a material adverse effect on our business.

        Our estimates of capital requirements are forward-looking statements that are subject to change. The actual timing and amount of capital required to develop our network and to fund operating losses may vary materially from our estimates if there are significant departures from the current business plan, unforeseen delays, cost overruns, engineering design changes or other unanticipated expenses or occurrences.

OUR SUBSTANTIAL INDEBTEDNESS LIMITS OUR BUSINESS FLEXIBILITY.

        We have indebtedness that is substantial in relation to our stockholders' equity and cash flow. Part of this indebtedness arises from the $1 billion senior secured credit facility that we have with the Chase Manhattan Bank and other lenders. The credit facility is comprised of a $250 million seven-year revolving credit facility, a $250 million seven-year multi-draw term loan facility and a $500 million eight-year term loan facility. All three facilities are governed by a single credit agreement dated as of June 3, 1999.

        As of March 31, 2000, we had an aggregate of approximately $2.17 billion of indebtedness outstanding, including indebtedness arising under the Chase Manhattan credit facility.

        As a result of our substantial indebtedness, fixed charges are expected to exceed earnings for the foreseeable future, and our operating cash flow may not be sufficient to pay principal and interest on our various debt securities. The extent of our leverage may also have the following consequences:

        o limit our ability to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

        o require that a substantial portion of our cash flows from operations be dedicated to paying principal and interest on our indebtedness and therefore not be available for other purposes;

        o limit our flexibility in planning for, or reacting to, changes in our business;

        o   limit our ability to pay dividends;

        o place us at a competitive disadvantage as compared with our competitors who do not have as much debt; and

        o render us more vulnerable in the event of a downturn in our business.

        Our outstanding debt securities and our credit agreement with Chase Manhattan contain customary covenants limiting our flexibility, including covenants limiting our ability to incur additional debt, make liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, make capital expenditures and enter into transactions with affiliates.


THERE ARE LIMITATIONS ON OUR ABILITY TO UTILIZE TAX LOSS CARRYFORWARDS.

        We have generated, and may continue to generate, certain net operating losses (commonly referred to as "NOLs" for federal income tax purposes) that generally may be carried forward to offset taxable income realized in future years. However, if an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986) occurs with respect to our capital stock, our ability to utilize NOLs generated before the date of the ownership change generally would be limited to specific annual amounts. RCN's ability to utilize new NOLs arising after the date of an ownership change would not be affected.

        Generally an ownership change occurs if certain persons or groups increase their aggregate ownership of a corporation's capital stock by more than 50 percentage points in any three-year period. We believe that we did undergo an ownership change in the year 2000, and may undergo additional ownership changes in the future. Our utilization of NOL carryforwards generated before any ownership change would be subject to limitation as described above.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH OR INTEGRATE OUR ACQUISITIONS.

        The expansion and development of our operations, including the construction and development of additional networks, will depend on several factors, including our ability to perform the following actions all in a timely manner, at reasonable costs and on satisfactory terms and conditions:

        o   access markets;

        o   design fiber optic network backbone routes;

        o install or lease fiber optic cable and other facilities, including switches; and

        o obtain rights-of-way, building access rights and any government authorizations, franchises and permits.

        In addition to the Chicago market and other markets we are presently developing, we continually evaluate other potential markets. These markets may be within the Boston to Washington, D.C. corridor, the San Francisco to Los Angeles corridor or in other non-contiguous areas. As is the case in our present markets, we intend to evaluate potential markets in terms of population density and favorable demographics, and to apply a strategy of building network facilities to meet the needs of targeted subscribers in new markets. We cannot assure you that we will be able to expand our existing network or to identify and develop new markets. Furthermore, our ability to manage our expansion effectively will also require us to continue to implement and improve our operating and administrative systems and attract and retain qualified management and professional and technical personnel. If we are not able to manage our planned expansion effectively, it could have a material adverse effect on our business.

        In addition to announcing our acquisition of 21st Century, completed April 28, 2000, we recently announced our intention to begin developing advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor, initially in the San Francisco to Los Angeles corridor. Our proposed expansion into non-contiguous markets could place additional strain on management resources. Furthermore, although we believe that our experience in the Northeast will provide us with strategic advantages in developing new markets, we cannot assure you that our experience in our current markets will be replicated in the western United States.

        We have experienced significant growth through acquisitions and will continue to consider acquisition opportunities that arise from time to time. Acquisitions may place a significant strain on our resources, and we may incur additional expenses during the integration of any acquired companies with our business. For instance, the process of integrating the Internet service provider businesses that we acquire may take a significant period of time and require significant expenditures, including costs to upgrade the systems and internal controls of these businesses. As a result, we cannot assure you that we will be able to integrate these businesses successfully or in a timely manner.

OUR BUSINESS IS DEPENDENT UPON ACCEPTANCE OF FIBER OPTIC TECHNOLOGY AS THE PLATFORM OF CHOICE.

        The telecommunications industry has been and will continue to be subject to rapid and significant changes in technology. The effect of technological changes on our business cannot be predicted, and we cannot assure you that the fiber optic technology that we use will not be supplanted by new or different technologies.

WE ARE DEPENDENT ON OUR STRATEGIC RELATIONSHIPS AND JOINT VENTURES.

        We have entered into a number of strategic alliances and relationships which allowed us to enter into the market for telecommunications services earlier than if we had made the attempt independently. As our network is further developed, we will be dependent on some of these arrangements to provide a full range of telecommunications service offerings. Our key strategic relationships include:

        o our joint venture with Boston Edison Company under which we have access to its extensive fiber optic network in the greater Boston area;

        o our joint venture with Pepco Communications to develop and operate an advanced fiber optic network in the Washington, D.C. market;

        o our agreement with Level 3 to provide us with access to its cross-country fiber network;

        o our agreement with Southern California Edison to develop an advanced fiber optic network that provides us with access to the greater Los Angeles market; and

        o   our strategic alliances with Qwest and MCI/WorldCom.

        Our joint venture agreements with Boston Edison Company and Pepco Communications contain provisions for the management, governance and ownership of the RCN-BECOCOM and Starpower joint ventures, respectively. Certain matters require the approval of our joint venture partner, including some matters beyond our control, such as a change of control. In addition, although certain covenants contained in our indentures apply to the joint venture companies that we have formed with our joint venture partners, neither the joint venture companies nor our joint venture partners are parties to these indentures and are not bound to comply with the indentures. A disagreement with our joint venture partners over certain business actions, including actions related to compliance with these indentures, could impede our ability to conduct our business. It may also trigger deadlock provisions in the joint venture agreements which could force us to sell our interest in the relevant joint venture or buy out the interest of the other joint venturer.

        In addition, any disruption of our relationships or arrangements with incumbent local phone companies, such as Bell Atlantic, could have a material adverse effect on our company. We cannot assure you that we will successfully negotiate agreements with the incumbent local phone company in new markets or renew existing agreements. Our failure to negotiate or renew required interconnection and resale agreements could have a material adverse effect on our business.

WE MAY ENCOUNTER DIFFICULTIES IN COMPETING IN THE HIGHLY COMPETITIVE TELECOMMUNICATIONS INDUSTRY.

        In each of the markets where we offer our services, we face significant competition from larger, better-financed telephone carriers and cable companies. Virtually all markets for voice, video and data services are extremely competitive, and we expect that competition will intensify in the future. Our principal competitors include:

        o traditional telephone companies, including Bell Atlantic, AT&T, Sprint, and MCI WorldCom, some of which are constructing extensive fiber optic networks and expanding into data services;

        o cable television service operators such as Time Warner, some of which are beginning to offer telephone and data services through cable networks using fiber optic networks and high-speed modems;

        o established online services, such as America Online and Internet services of other telecommunications companies;

        o incumbent local exchange carriers, known as "LEC's", for the provision of local telephone services, such as Bell Atlantic and the combined entity resulting from the merger of SBC and Ameritech in the Northeast Corridor and Pacific Bell in California;

        o commercial mobile radio service providers, including cellular carriers, personal communications services carriers and enhanced specialized mobile radio services providers;

        o companies providing a combination of the services listed above, such as the companies that would result from the announced merger of Time Warner and America Online and the anticipated merger of AT&T and Media One;

        o alliances and combinations of telephone companies, cable service providers and Internet companies, including the recently announced alliance that will combine services of AT&T, TCI and At Home; and

        o developing technologies such as Internet-based telephony and satellite communications services.

        It may be difficult to gain customers from the incumbent providers which have historically dominated their markets.

        Other new technologies may become competitive with services that we offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. We cannot predict the extent to which competition from such developing and future technologies or from such future competitors will impact our operations.

OUR BUSINESS PLAN DEPENDS UPON CONTINUED APPLICATION OF REGULATIONS THAT HAVE BEEN CHALLENGED IN THE PAST.

        Our ability to provide telephone and video programming transmission services was made possible by important changes in government regulations which have been subsequently challenged and may be subject to change in the future. These regulations often have a direct or indirect impact on the costs of operating our networks, and therefore the profitability of our services. In addition, we will continue to be subject to other regulations at the federal, state and local levels, all of which may change in the future. We cannot assure you that we will be able to obtain all of the authorizations we need to construct advanced fiber optic network facilities or to retain the authorizations we have already acquired. It is possible that changes in existing regulations could have an adverse impact on our ability to obtain or retain authorizations and on our business.

WE MAY NOT BE ABLE TO PROCURE PROGRAMMING SERVICES FROM THE THIRD PARTIES WE DEPEND ON.

        Our video programming services are dependent upon our management's ability to procure programming that is attractive to our customers at reasonable commercial rates. We are dependent upon third parties for the development and delivery of programming services. These programming suppliers charge us for the right to distribute the channels to our customers. The costs to us for programming services is determined through negotiations with these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be important to our future success. We cannot assure you that we will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.

THE EXPANSION OF OUR INTERNET SERVICES BUSINESS HAS SUBJECTED US TO ADDITIONAL RISKS.

        The expansion of our Internet services business has subjected us to additional risks. These risks will affect our ability to develop a profitable Internet services business. These risks include:

        o evolving industry standards which have the potential to make our services obsolete by replacing or providing lower-cost alternatives to our services;

        o constraints on server capacity or supply of equipment (such as modems and servers) which could result in a strain on incoming access lines and cause busy signals and/or delays for our subscribers;

        o network infrastructure and risk of system failure, such as viruses, which could lead to interruptions, delays, or cessation of our services, as well as corruption of our or our subscribers' computer systems;

        o possible claims of liability against us as a result of computer viruses or security breaches; and

        o the evolving competitive and regulatory environment concerning Internet services.

OUR MANAGEMENT MAY HAVE CONFLICTS OF INTEREST WITH OTHER COMPANIES.

        Based upon a review of documents filed with the SEC, we believe that Level 3 Telecom, Inc. beneficially owned approximately 32.83% of our common stock and Vulcan Ventures Incorporated beneficially owned approximately 27.97% of our common stock, in each case as of March 31, 2000. Level 3 Telecom effectively has the power to elect a majority of our directors and to decide the outcome of substantially all matters voted on by stockholders. This may tend to deter non-negotiated tender offers or other efforts to obtain control of our company and thereby deprive stockholders of opportunities to sell shares at prices higher than the prevailing market price. Moreover, a disposition by either Level 3 Telecom or Vulcan Ventures of a significant portion of our common stock, or the perception that such a disposition may occur, could affect the trading price of our common stock and the control of our company. Level 3 Telecom holds our common stock through Level 3 Telecom Holdings, Inc. Level 3 Telecom owns 90% of the common stock and all of the preferred stock of Level 3 Holdings and David C. McCourt, our Chairman and Chief Executive Officer, owns 10% of the common stock of Level 3 Holdings. Mr. McCourt has been a member of the board of directors and President of Level 3 Telecom since September 1992. Based upon a review of documents filed with the SEC, we believe that as of March 31, 2000, 19.4% of the common stock of Level 3 Telecom was owned by directors and executive officers of Level 3 Telecom, five of whom (Walter Scott, Jr., Richard R. Jaros, David C. McCourt, James
Q. Crowe and Michael B. Yanney) are executive officers or directors of RCN. Messrs. McCourt, Scott and Crowe also serve on our board's executive committee, and Mr. Yanney serves on our compensation committee. The remaining shares of Level 3 Telecom common stock are owned Donald L. Sturm who holds 5.1% and by other persons, none of whom own more than 5% of outstanding shares.

        As a result of the September 30, 1997 spin-off of our shares to holders of common equity of Commonwealth Telephone Enterprises, Inc., relationships exist that may lead to conflicts of interest. Level 3 Telecom effectively controls both us and Commonwealth Telephone. In addition, the majority of our named executive officers are also directors and/or executive officers of Commonwealth Telephone. Our success may be affected by the degree to which our officers and directors are involved in our business and the abilities of officers, directors and employees to manage both our company and Commonwealth Telephone. We will deal with potential conflicts of interest on a case-by-case basis taking into consideration relevant factors including the requirements of The Nasdaq National Market and prevailing corporate practices.

        In February 1999, we announced that we have entered into joint construction agreements with Level 3 Telecom. We also recently announced that we have entered into a letter of intent with Level 3 Telecom to provide us with cross-country capacity to allow our customers to connect to major Internet connection points in the United States. We recently paid Level 3 Telecom $4,000,000 for network construction and approximately $3,340,000 for circuit costs. Although these arrangements are designed to reflect similar arrangements entered into by parties negotiating at arm's length, we cannot assure you that we would not be able to obtain better terms from an unrelated third party.

        Vulcan Ventures owns of record 3,407,100 shares of our common stock and is deemed beneficially to own 26,778,500 shares of our common stock by virtue of its ownership of record of 1,660,267 shares of our preferred stock which is convertible into an aggregate of 26,778,500 shares of our common stock. Paul G. Allen is the sole stockholder of the common stock of Vulcan Ventures and may be deemed to be the beneficial owner of our shares of common stock that are beneficially owned by Vulcan Ventures. Vulcan Ventures has designated William D. Savoy and Edward S. Harris to serve as directors on our board of directors, and Mr. Savoy has been appointed to serve on our executive committee.

                    WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's Web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference RCN's Quarterly Report on Form 10-Q for the three months ended March 31, 2000, RCN's Annual Report on Form 10-K for the year ended December 31, 1999, RCN's Definitive Proxy Statement on Schedule 14A, dated April 20, 2000, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. Additionally, we incorporate our current reports on Form 8-K dated May 2, 2000 and March 27, 2000.

        You may request a copy of the filing at no cost, by writing or telephoning the office of Valerie Haertel, RCN Corporation, 105 Carnegie Center, Princeton, N.J. 08540-6215, telephone number (609) 734 -3700.

                 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

        o   plans to develop networks and upgrade facilities;

        o   opportunities presented by target markets;

        o plans to connect certain wireless video, resale telephInternet service customers to advanced fiber optic networks;

        o   development of existing businesses;

        o   current and future markets for services and products;

        o   anticipated capital expenditures;

        o   anticipated sources of capital; and

        o effects of regulatory reform and competitive and technological developments.

        We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.


                              USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used to fund our network development, operating losses and for general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholders.


                                 DIVIDENDS

        We anticipate that future revenues will be used principally to support operations and finance business growth. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Our board has the discretion to declare or pay any cash dividends in the future. Their decision to declare any dividends and the amount of any dividends will depend on a number of factors, including our financial condition, capital requirements, funds from operations, future business prospects and any other factor that they may deem relevant. We are a holding company and our ability to pay cash dividends is dependent on our ability to receive cash dividends, advances and other payments from our subsidiaries. Our credit agreement contains restrictions on our subsidiaries' ability to pay dividends. In addition, we have entered into indentures in connection with our debt securities which also restrict our and certain of our subsidiaries' ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1999.


                   MARKET PRICE AND DIVIDEND INFORMATION

        Our common stock (symbol: "RCNC") currently trades on the Nasdaq National Market.

        The following table sets forth the high and low bid prices per share of the common stock on the Nasdaq National Market and cash dividends declared on the common stock since September 30, 1997:


                                                                      Common Stock
                                                      --------------------------------------------
                                                            Market Price ($)             Cash
                                                                                      Dividends
                                                                                     Declared ($)
                                                           High           Low
1997
Quarter ending September 30..........................    15 7/8        13 3/8             0
Quarter ending December 31...........................    21 6/8        12 1/2             0
1998
Quarter ending March 31..............................    30 5/8        15 7/8             0
Quarter ending June 30...............................    29 3/8        19 1/4             0
Quarter ending September 30..........................    24 5/16       12 3/8             0
Quarter ending December 31...........................    25             8 3/4             0
1999
Quarter ending March 31..............................    39 3/4        17 3/4             0
Quarter ending June 30...............................    54 1/2        33 3/4             0
Quarter ending September 30..........................    51 1/2        32 1/4             0
Quarter ending December 31...........................    54 1/4       37 5/16             0
2000
Quarter ending March 31..............................    74 7/8        44 3/4             0
Quarter ending May 31................................    55            18 1/2             0

        Our common stock was distributed on September 30, 1997 to holders of record of the common stock of Commonwealth Telephone Enterprises, Inc. on September 19, 1997. Accordingly, market price and dividend information have only been set forth in the table above for the quarter ending September 30, 1997 and subsequent periods. Information for the quarter ending September 30, 1997 reflects the partial period between September 19, 1997 through September 30, 1997.

        The last reported sale price per share of our common stock on June 1, the last practicable date prior to the filing of this prospectus, was 23 3/8.

        On March 31, 2000, there were approximately 2,672 holders of our common stock. On March 31, 2000, there were 81,704,680 shares of our common stock outstanding.


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS


        The following table sets forth our ratio of earnings to fixed charges for each period indicated:


                                                                  YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                        THREE MONTHS
                                         ENDED MARCH
                                          31, 2000       1999       1998      1997      1996   1995
                                        -------------  ---------   -------   -------   ------ -------

Ratio of Earnings to Fixed Charges and
Preference Dividends...................      --           --         --        --        --    1.41x



        The ratio of earnings to fixed charges and preference dividends for the years ended December 31, 1996, 1997, 1998 and 1999 as well as the interim period are less than 1 and therefore the earnings are inadequate to cover the fixed charges by $4,068, $73,522, $214,242, $367,542 and $145,571 respectively.


                        DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and certificates of designation, our by-laws and the applicable provisions of Delaware law. For information on how to obtain copies of our certificate of incorporation and by-laws, see "Where You Can Find More Information."

        Our authorized capital stock consists of:

        o   200,000,000 shares of common stock,

        o   400,000,000 shares of class B non-voting common stock, and

        o 25,000,000 shares of preferred stock, of which 708,000 are designated as Series A 7% Senior Convertible Preferred Stock and 2,681,931 are designated as Series B 7% Senior Convertible Preferred Stock.

        As of March 31, 2000, 81,704,680 shares of common stock, no shares of class B common stock, 267,658 shares of series A preferred stock and 1,660,267 shares of series B preferred stock were issued and outstanding.

RCN COMMON STOCK

        Dividend Rights. Our board may declare dividends to be paid to the holders of shares of common stock, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends.

        Conversion Rights. Each holder of shares of common stock is entitled to convert, at his or her option, each outstanding share of common stock into one fully paid and nonassessable share of our class B common stock.

        Voting Rights. Each holder of a share of common stock is entitled to vote on each matter on which the stockholders of RCN will be entitled to vote and each holder is entitled to one vote for each share of common stock held. The affirmative vote of a majority of the shares of capital stock present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter will be the act of the stockholders.

        Classification of the Board. Our board is divided into three classes, designated Class I, Class II and Class III. Each class generally consists of one third of the total number of directors constituting the entire board.

        Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of RCN, holders of common stock will be entitled to share ratably according to the shares held by them in all assets of RCN available for distribution to its stockholders, subject to the prior rights of holders of all classes of capital stock outstanding having prior rights with respect to the assets of RCN. Our common stock is admitted for trading on the Nasdaq National Market under the symbol "RCNC."

RCN PREFERRED STOCK

        Our certificate of incorporation gives our board the power to authorize by resolution the issuance of one or more classes or series of preferred stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, in regard to each class or series of preferred stock. As of the date of this prospectus, the board has authorized the issuance of 25,000,000 shares of preferred stock of which 708,000 are designated as Series A preferred stock and 2,681,931 are designated as Series B preferred stock. The board has not provided for the issuance of any other class or series of preferred stock and there are no agreements or understandings for the issuance of any other class or series of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of RCN.

        This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock, and is also subject to our certificate of incorporation.

        Our board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further stockholder action, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our capital stock may be listed or quoted.

        The prospectus supplement will describe the terms of any preferred stock being offered, including:

        o   the number of shares and designation or title of the shares;

        o   any liquidation preference per share;

        o   any date of maturity;

        o   any redemption, repayment or sinking fund provisions;

        o any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

        o   any voting rights;

        o if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

        o the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

        o whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

        o the place or places where dividends and other payments on the preferred stock will be payable; and

        o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

        All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

        The transfer agent for each series of preferred stock will be described in the prospectus supplement.

SERIES A PREFERRED STOCK

        Our board has designated 708,000 shares of preferred stock as series A preferred stock. As of March 31, 2000, we had 267,658 shares issued and outstanding.

        Liquidation Preference.  $1,000.00 per share.

        Dividend Rights. Dividends on the series A preferred stock are cumulative and accrue at 7% per annum on the liquidation preference per share, and an additional amount of 7% of the dividends and other amounts which become payable in respect of the series A preferred stock but which have not been paid. Accrued dividends may be paid at the election of RCN in cash or shares of series A preferred stock, or any combination thereof.

        Rank. The series A preferred stock ranks, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to all other classes or series of our capital stock, excluding the series B preferred stock, with which it ranks equally.

        Conversion Rights. Each holder of series A preferred stock has the right, at such holder's option, to convert any or all outstanding shares of series A preferred stock into shares of common stock at a predetermined conversion ratio. The conversion ratio is subject to a proportional adjustment for stock splits, stock dividends, mergers, consolidations, reclassifications and the grant of warrants or options.

        Redemption Rights. The series A preferred stock is not redeemable prior to March 31, 2003. On or after that date, we may, to the extent that we have funds available for payment, redeem the series A preferred stock at any time in whole or in part, at a redemption price per share equal to the liquidation preference plus all accrued and unpaid amounts and dividends payable thereon. If we have funds available for payment on March 31, 2014, we must redeem all outstanding series A preferred stock, if any, at a redemption price per share in cash equal to the liquidation preference, plus accrued and unpaid amounts and dividends.

        Change of Control. Upon the occurrence of a change of control, we must make an offer to each holder of series A preferred stock to repurchase all of the shares, or a portion of the shares as may be determined by the holder, at a price per share in cash equal to the liquidation preference plus the accrued and unpaid amounts and dividends payable thereon.

        Voting Rights. The holders of shares of series A preferred stock are not entitled to any voting rights except if RCN fails to pay six quarterly dividends or if RCN fails to comply with certain other of its obligations under the series A preferred stock, in which case the holders of the series A preferred stock are entitled to elect an additional director to serve on the board of directors of RCN. Once RCN complies with its obligations, the term of the director so elected will terminate and the holders of the series A preferred stock will not be entitled to any other voting rights except in the following cases in which the consent of a majority of the holders of the series A preferred stock is required:

        o any amendment or other alteration of RCN's charter that would adversely effect the rights and preferences of the series A preferred stock;

        o the creation or issuance of any security ranking senior to the series A preferred stock;

        o any change of control or disposition of substantially all of RCN's assets.

Additionally, any alteration of RCN's charter that changes any dividend payable on or the liquidation preference of the series A preferred stock requires the consent of the holders of two-thirds of the outstanding shares of series A preferred stock.


SERIES B PREFERRED STOCK

        Our board has designated 2,681,931 shares of preferred stock as series B preferred stock. As of March 31, 2000, we had 1,660,267 shares issued and outstanding.

        Liquidation Preference.  $1,000.00 per share.

        Dividend Rights. Dividends on the series B preferred stock are cumulative and accrue at 7% per annum on the liquidation preference per share. The dividends are payable in additional shares of series B preferred stock.

        Rank. The series B preferred stock ranks, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to all other classes or series of our capital stock, excluding the series A preferred stock, with which it ranks par.

        Conversion Rights. Each holder of series B preferred stock has the right, at such holder's option, to convert any or all outstanding shares of series B preferred stock into common stock or class B common stock. We may require a holder to convert any or all shares of series B preferred stock into common stock or class B common stock during the period from the 42 month anniversary of the first date of issue of the series B preferred stock and the seventh anniversary of that issue date, provided the 20 day average trading price of our common stock at the time is at least 110% of the adjusted conversion price at the time. Any outstanding shares of series B preferred stock on the seventh anniversary of the issue date will be automatically convertible into shares of common stock or class B common stock. The conversion price is $62 per share and is subject to adjustment for stock splits, stock dividends, mergers, consolidations, and reclassifications, or if the price of shares of common stock is less than the 20 day average trading price of the common stock at the time.

        Redemption Rights. The series B preferred stock is not redeemable prior to the 42 month anniversary of its issuance. On or after that date, we may, to the extent that it has funds available for payment, redeem the series B preferred stock at any time in whole or in part, at a redemption price per share equal to the liquidation preference plus all accrued and unpaid dividends thereon.

        Change of Control. Upon the occurrence of a change of control, each holder of series B preferred stock, will be entitled to convert its shares into common stock or class B common stock at a specified conversion price.

        Voting Rights. The holders of shares of series B preferred stock are entitled to vote with the holders of common stock and are entitled to the number of votes to which shares of the common stock issuable upon conversion of the series B preferred stock would be entitled.

        Additionally, if RCN fails to pay six quarterly dividends or if RCN fails to comply with certain other of its obligations under the series B preferred stock, the holders of the series B preferred stock are entitled to elect an additional director to serve on the board of directors of RCN. Once RCN complies with its obligations, the term of the director so elected will terminate and the holders of the series B preferred stock will not be entitled to any other voting rights except in the following cases in which the consent of a majority of the holders of the series B preferred stock is required:

        o any amendment or other alteration of RCN's charter that would adversely effect the rights and preferences of the series A preferred stock;

        o the creation or issuance of any security ranking senior to the series A preferred stock;

        o any change of control or disposition of substantially all of RCN's assets.

Any alteration of RCN's charter that changes any dividend payable on or the liquidation preference of the series B preferred stock requires the consent of the holders of two-thirds of the outstanding shares of series B preferred stock.

DELAWARE TAKEOVER STATUTE

        We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

        (a) before such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation,

        (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by

            (1) persons who are both directors and officers and

            (2) employee stock plans in certain circumstances), or

        (c) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

        The restrictions imposed by Section 203 will not apply to a corporation if, among other things:

        (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by
            Section 203 or

        (b) 12 months have passed after the corporation, by action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

        The restrictions imposed by Section 203 will apply to us since we have not elected not to be governed by that section. Our board approved of Level 3 becoming an interested stockholder and, consequently, Section 203 would not apply to any business combination with Level 3.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Certain provisions of Delaware Law and the certificate of incorporation and the by-laws relate to the limitation of liability and indemnification of our directors and officers, as described below.

        Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by Delaware law. Under Delaware law, directors would not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as a director, except for

        (a) any breach of the director's duty of loyalty to us or our stockholders,

        (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

        (c) any transaction from which the director derived improper personal benefit or

        (d) the unlawful payment of dividends or unlawful stock repurchases or redemptions.

        This exculpation provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or us from bringing a lawsuit against our directors for breach of their fiduciary duties as directors. However, the provision does not affect equitable remedies such as an injunction or rescission from being available.

        We will indemnify and hold harmless to the fullest extent permitted by Delaware law each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding. These include civil, criminal, administrative or investigative proceedings, if that person is or was a director or officer of RCN or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We will also pay the expenses incurred in connection with these proceedings before final disposition to the fullest extent authorized by Delaware law. This right to indemnification is a contract right. By action of our board, we provide indemnification to our employees and agents to the extent our board determines to be appropriate and authorized by Delaware law.

        We purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status, whether or not we would have the power or the obligation to indemnify him or her against the liability under the certificate of incorporation.

                       DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The debt securities may be convertible into shares of our preferred stock or common stock or such other capital stock as may be determined or may be issued as part of units of debt securities and other securities that we may offer under this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us and The Chase Manhattan Bank, as trustee and convertible debt securities will be issued under an indenture to be executed in the future by us and The Chase Manhattan Bank, as trustee.

        We have summarized certain terms and provisions of the indenture that is incorporated by reference herein. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

GENERAL

        The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

        o the designation, aggregate principal amount and authorized denominations;

        o   the maturity date;

        o the interest rate, if any, and the method for calculating the interest rate;

        o the interest payment dates and the record dates for the interest payments;

        o any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

        o   the place where we will pay principal and interest;

        o if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

        o whether the debt securities will be issued in the form of global securities or certificates;

        o additional provisions, if any, relating to the defeasance of the debt securities;

        o the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

        o whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions which apply to the exchange of one form for another and the offer, sale and delivery of bearer securities;

        o   material United States federal income tax consequences;

        o   the dates on which a premium, if any, will be paid;

        o our right, if any, to defer payment interest and the maximum length of this deferral period;

        o   any listing on a securities exchange;

        o the conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates;

        o   the initial public offering price; and

        o other specific terms, including any additional events of default or covenants.

        As described in each prospectus supplement relating to any particular series of debt securities we offer, the indenture may contain covenants limiting:

        o the incurrence of additional debt by us and certain of our subsidiaries and affiliates;

        o the making of certain payments by us and certain of our subsidiaries and affiliates;

        o business activities of us and certain of our subsidiaries and affiliates;

        o the issuance of preferred stock of certain of our subsidiaries and affiliates;

        o   certain asset dispositions;

        o   certain transactions with affiliates;

        o restrictions on dividend payments by certain subsidiaries and affiliates;

        o   a change of control of our company;

        o   issuance of certain guarantees;

        o   liens; and

        o   mergers and consolidations involving our company.

BOOK-ENTRY SYSTEM

        Unless we specify otherwise in a prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York, which is referred to in this prospectus as the Depositary. The global securities will be registered in the name of the Depositary or its nominee.

        The Depositary has advised us that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        When a global security is issued in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by each global security to the participants' accounts. The underwriters, dealers, or agents, if any, will designate the accounts to be credited. If debt securities are offered and sold directly by us, we will designate the accounts to be credited. Only participants or persons that may hold interests through participants will be able to own beneficial interest in the global security. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, the participants' records. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form, which may impair the ability to transfer beneficial interests in a global security.

        So long as the Depositary or its nominee is the owner of record of a global security, we consider the Depositary or its nominee the sole owner or holder of the debt securities represented by the global security. Generally, owners of beneficial interests in a global security will not (a) be entitled to have the debt security represented by a global security registered in their names, (b) receive or be entitled to receive physical delivery of debt securities in definitive form and (c) be considered the owners or holders of the debt securities.

        Accordingly, each person owning a beneficial interest in a global security must rely on the Depositary's procedures. Persons who are not participants must rely on the procedures of the participant through which it owns its interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take the action. The participants would in turn authorize beneficial owners owning through them to give or take action or would otherwise act upon the instruction of beneficial owners holding through them.

        Payments of principal, premium, if any, and interest on debt securities represented by a global security registered in the name of the Depositary or its nominee will be made to the Depositary or nominee as the registered owner. None of RCN, the trustee or any other agent of RCN or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

        We have been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment dates in amounts which are proportionate to their respective beneficial interests in the principal amount of the global security as shown on the Depositary's records. We expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

        A global security may not be transferred except as a whole:

        o by the Depositary to a nominee or successor of the Depositary or

        o by a nominee of the Depositary to another nominee of the Depositary.

        A global security representing all but not part of an offering of debt securities is exchangeable for debt securities in definitive form of like tenor and terms if:

        o the Depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the Depositary is no longer eligible to be or is no longer in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or

        o RCN in its sole discretion at any time decides not to have all of the debt securities represented in and by a global security and notifies the trustee.

        If a global security is exchangeable, then it is exchangeable for debt securities registered in the names and in authorized denominations as the Depositary directs.

PAYMENTS OF PRINCIPAL AND INTEREST

        The payment of principal premium, if any, and interest on the debt securities will rank equally with all of our unsecured and unsubordinated debt.

CONVERSION OR EXCHANGE RIGHTS

        Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates pursuant to an indenture to be filed with a prospectus supplement when we elect to issue convertible debt securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement, reflecting the provisions of the corresponding indenture. The terms will include, among others, the following:

        o   the conversion or exchange price;

        o   the conversion or exchange period;

        o provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

        o events requiring adjustment to the conversion or exchange price;

        o provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

        o   any anti-dilution provisions, if applicable.

EVENTS OF DEFAULT

        When we use the term "Event of Default" in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

        (1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

        (2) default in paying principal, or premium, if any, on the debt securities when due;

        (3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clauses (1) or (2) above) and the default or breach continues for a period of 30 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

        (4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to RCN or any material subsidiary have occurred; or

        (5) any other Events of Default set forth in the prospectus supplement.

        If an Event of Default (other than an Event of Default specified in clause (4) with respect to RCN) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

        If an Event of Default under the indenture specified in clause (4) with respect to RCN occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

        After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

        Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

        During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

        The trustee will, within 45 days after any Event of Default occurs, give notice of the Event of Default to the holders of the debt securities of that series, unless the Event of Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

        We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

MODIFICATION AND WAIVER

        The indenture may be amended or modified without the consent of any holder of debt securities in order to:

        o   cure ambiguities, defects or inconsistencies;

        o provide for the assumption of our obligations in the case of a merger or consolidation;

        o make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

        o   add guarantors with respect to the debt securities of a series;

        o   secure the debt securities of a series;

        o   establish the form or forms of debt securities of any series;

        o maintain the qualification of the indenture under the Trust Indenture Act; or

        o make any change that does not adversely affect the rights of any holder.


        Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (each series voting as a separate class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

        o reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

        o change the currency in which principal, any premium or interest is paid;

        o reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

        o impair the right to institute suit for the enforcement of any payment on the debt securities;

        o waive a payment default with respect to the debt securities or any guarantee;

        o reduce the interest rate or extend the time for payment of inthe debt securities;

        o adversely affect the ranking of the debt securities of any series; or

        o release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

        We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

        o RCN shall be the continuing person or, if RCN is not the contperson, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States or any State or territory;

        o the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

        o immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Event of Default has occurred and is continuing; and

        o RCN or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.


        If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of RCN under the indenture with the same effect as if such successor corporation had been named as RCN. Except for (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to certain subsidiaries of RCN, we will be discharged from all obligations and covenants under the indenture and the debt securities.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

        We may terminate our obligations under the indenture, when:

        o   either:

            o all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

            o all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable (a "discharge") under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

        o we have paid or caused to be paid all other sums then due and payable under the indenture; and

        o we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

        o the rights of holders of the debt securities to receive principal, interest and any premium when due;

        o our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

        o the rights, powers, trusts, duties and immunities of the trustee; and

        o   the defeasance provisions of the indenture.


        In addition, we may elect to have our obligations released with respect to certain covenants in the indenture ("covenant defeasance"). Any omission to comply with these obligation will not constitute a Default or an Event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an Event of Default for that series.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

        o we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

            o   money in an amount;

            o   U.S. Government Obligations; or

            o   a combination of money and U.S. Government Obligations,

        o in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

        o in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

        o in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

        o no Event of Default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no Event of Default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

        o the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

        o the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

        o the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

        o we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.


                  DESCRIPTION OF WARRANTS AND OTHER RIGHTS

        We may issue warrants and other rights to purchase our securities, including but not limited to debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock as well as other rights to purchase our securities.

        Each series of warrants or rights will be issued under a separate warrant or rights agreement to be entered into between us and a warrant or other applicable agent. The agent will act solely as our agent in connection with a series of warrants or rights and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants or other rights. The following describes the general terms and provisions of the warrants and rights offered by this prospectus. A prospectus supplement will describe any other terms of the warrants or other rights to purchase our securities which we may offer in the future.

DEBT WARRANTS OR RIGHTS

        The applicable prospectus supplement will describe the terms of any debt warrants or rights, including the following:

        o   the title and aggregate number of the debt warrants or rights;

        o   any offering price of the debt warrants or rights;

        o the number of debt warrants or rights and debt securities that will be separately transferable;

        o any date on and after which the debt warrants or rights and debt securities will be separately transferable;

        o the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants or rights;

        o the time or period when the debt warrants or rights are exercisable, the minimum or maximum amount of debt warrants or rights which may be exercised at any one time and the final date on which the debt warrants or rights may be exercised;

        o the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant or right and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

        o the terms of any right to redeem or call the debt warrants or rights;

        o   any book-entry procedure information;

        o any currency or currency units in which the offering price and the exercise price are payable;

        o any other terms of the debt warrants or rights not inconsistent with the provisions of the debt warrant or rights agreement; and

        o   material United States federal income tax consequences.


EQUITY WARRANTS

        The applicable prospectus supplement will describe the terms of any equity warrants or rights, including the following:

        o the title and aggregate number of the equity warrants or rights;

        o   any offering price of the equity warrants or rights;

        o the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants or rights;

        o if applicable, the designation and terms of the securities with which the equity warrants or rights are issued and the number of the equity warrants or rights issued with each security;

        o   the method of distribution of the equity warrants or rights;

        o the exercise price and period in which the equity warrants or rights may be exercised; and

        o   the identity of any standby purchaser of the equity securities.



                            SELLING STOCKHOLDERS

        As of April 21, 2000, Boston Edison Company ("BECO") or, pursuant to its recent change of name, NSTAR Communications, Inc. ("NSTAR") beneficially owned 4,097,193 shares of our common stock. Registration of these shares does not necessarily mean that NSTAR will sell all or any of these shares. Although NSTAR does not, as of March 31, 2000, own any other equity securities of RCN, it continues to have the right to convert additional percentages of its equity interest in RCN BECOCOM, LLC, the joint venture entity it owns with RCN, into shares of our common stock. In May 1999, NSTAR exercised its right to convert an additional percentage of such interest. The number of our shares which NSTAR is entitled to receive on this additional conversion and the effect that the conversion will have on the current ownership interests of the parties in RCN BECOCOM, LLC is yet to be determined. Because NSTAR may sell all or some of the 4,097,193 shares, no estimate can be given as to the number of shares of our common stock that will be held by NSTAR after completion of any offering. Thomas
May, Chairman, President and Chief Executive Officer of NSTAR was appointed as a director of RCN in September 1997.

        As of April 12, 2000, David Epstein, a former employee of RCN, beneficially owned 19,859 shares of our common stock. Registration of these shares does not necessarily mean that Mr. Epstein will sell all or any of these shares. Because Mr. Epstein may sell all or some of the 19,859 shares, no estimate can be given as to the number of shares of our common stock that will be held by Mr. Epstein after completion of any offering.

        As of April 17, 2000, Zachary Julius, an employee of RCN, beneficially owned 46,639 shares of our common stock. Registration of these shares does not necessarily mean that Mr. Julius will sell all or any of these shares. Because Mr. Julius may sell all or some of the 46,639 shares, no estimate can be given as to the number of shares of our common stock that will be held by Mr. Julius after completion of any offering.


                            PLAN OF DISTRIBUTION

        We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including

        (a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

        (b) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

        (c) any securities exchanges on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts. This prospectus, including any amendment or supplement, may also be used in connection with sales of up to 4,097,193 shares of our common stock issued to NSTAR under the terms of an exchange agreement between NSTAR and RCN. The exchange agreement provides NSTAR with registration rights with respect to our common stock. NSTAR has agreed to provide us with advance written notice of their intent to make such sales. This prospectus, including any amendment or supplement, may also be used in connection with sales of up to 19,859 shares of our common stock issued to David Epstein, a former employee of RCN and sales of up to 46,639 shares of our common stock issued to Zachary Julius, an employee of RCN. NSTAR, Mr. Epstein and Mr. Julius may offer their shares of RCN common stock at various times in one or more of the following transactions: in exchange or the over-the-counter market transactions; in private transactions other than exchange or over-the-counter market transactions; in connection with short sales of RCN common stock; and by pledge to secure debts and other obligations. NSTAR, Mr. Epstein and Mr. Julius may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. NSTAR, Mr. Epstein and Mr. Julius may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from NSTAR, Mr. Epstein or Mr. Julius, as the case may be, or they will receive commissions from purchasers of shares for whom they acted as agents. In connection with any resales by NSTAR, Mr. Epstein or Mr. Julius, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.


                               LEGAL MATTERS

        The validity of the securities in respect of which this prospectus is being declared is being passed on by John J. Jones, Executive Vice President and General Counsel of RCN.


                                  EXPERTS

        The financial statements incorporated in this Prospectus by reference to the RCN Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.












The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
------------------------------------------------------------------------------



                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.


                                                         Amount to
                                                          be paid
Registration fee..................................... $467,256.77
Printing.............................................     750,000
Legal fees and expenses..............................     500,000
Accounting fees and expenses.........................     200,000
Miscellaneous........................................       25,00
TOTAL................................................ $ 1,692,257
                                                      ================


Item 15.  Indemnification of Directors and Officers

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the Delaware General Corporation Law empowers RCN to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Delaware General Corporation Law also provides that RCN may purchase insurance on behalf of any such director, officer, employee or agent.

        RCN's Amended and Restated Articles of Incorporation provides in effect for the elimination of the personal liability of RCN directors for breaches of fiduciary duty and for the indemnification by RCN of each director and officer of RCN, in each case, to the fullest extent permitted by applicable law.

        RCN purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at the request of RCN as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not RCN would have the power or the obligation to indemnify him or her against such liability under the provisions of the RCN Certificate of Incorporation.

Item 16.  Exhibits and Financial Statement Schedules

        (a)Exhibits

Exhibit No.                                Document

     1.1       Form of Underwriting Agreement (incorporated by reference to
               Exhibit 1.1 to RCN's Registration Statement on Form S-3 (filed February 1, 1999) (Commission File No. 333- 71525))

     2.1 Form of Distribution Agreement among C-TEC Corporation, Cable Michigan, Inc. and RCN Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to RCN's Information Statement on Form 10/A ("Form 10") filed on September 5, 1997)

     2.2 Tax Sharing Agreement by and among C-TEC Corporation, Cable Michigan, Inc. and the Registrant (incorporated by reference to Exhibit 10.1 to RCN's Form 10)

     2.3 Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc. (incorporated by reference to Exhibit 2.1 to RCN's Current Report on Form 8-K ("March 1998 8-K") filed on March 6,
               1998)

     2.4 Amendment No. 1 to Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc. (incorporated by reference to Exhibit 2.2 to RCN's March 1998 8-K)

     3.1 Certificate of Designations, Preferences and Rights of Series A 7% Senior Convertible Preferred Stock dated April 7, 1999 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to RCN's Registration Statement on Form S-3 (filed April 16, 1999) (Commission File No. 333-71525))

     3.2 Certificate of Designations, Preferences and Rights of Series B 7% Senior Convertible Preferred Stock (incorporated by reference to Exhibit A of Exhibit 10.01 to RCN's current report on Form 8-K (filed October 1, 1999) (Commission File No. 0-22825))

     4.1 Indenture dated as of February 6, 1998 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 9.80% Senior Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-48487) ("1998 Form S-4") filed on March 23, 1998)

     4.2 Form of the 9.80% Senior Discount Notes due 2008, Series B (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to RCN's 1998 Form S-4)

     4.3 Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 10% Senior Notes due 2007 (incorporated by reference to Exhibit 4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-41081) ("Form S-4") filed on November 26, 1997)

     4.4 Form of the 10% Senior Exchange Notes due 2007 (incorporated by reference to Exhibit 4.2 to RCN's Form S-4)

     4.5 Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 11 1/8% Senior Discount Notes due 2007 (incorporated by reference to Exhibit 4.3 to RCN's Form S-4)

     4.6 Form of the 11 1/8% Senior Discount Exchange Notes due 2007 (incorporated by reference to Exhibit 4.4 to RCN's Form S-4)

     4.7 Indenture dated June 24, 1998 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 11% Senior Discount Notes due 2008 (incorporated by Reference to Exhibit 4.8 to RCN's Registration Statement on Form S-1 (Commission File No. 333-55673))

     4.8 Form of 11% Senior Discount Note due 2008 (incorporated by reference to Exhibit 4.8 to RCN's Registration Statement on Form S-1 (Commission File No. 333-55673))

     4.9 Escrow Agreement dated as of October 17, 1997 among The Chase Manhattan Bank, as escrow agent, The Chase Manhattan Bank, as trustee under the Indenture (as defined therein), and RCN (incorporated by reference to Exhibit 4.6 to RCN's Form S-4)

     4.10 Credit Agreement dated as of July 1, 1997 among C-TEC Cable Systems, Inc., ComVideo Systems, Inc., C-TEC Cable Systems of New York, Inc. and First Union National Bank, as agent (incorporated by reference to Exhibit 4.1 to RCN's Form 10)

     4.11 Form of Indenture relating to debt securities issued hereunder (incorporated by reference to Exhibit 4.11 to Amendment No. 2 to RCN's Registration Statement on Form S-3 (filed October 1, 1999) (Commission File No. 333-71525))

     4.12 Credit Agreement dated as of June 3, 1999 among RCN, the borrowers named therein, the lenders party thereto, The Chase Manhattan Bank, as Agent, Chase Securities Inc., as Lead Arranger and Book Manager, and Deutsche Bank A.G., Merrill Lynch Capital Corp. and Morgan Stanley Senior Funding, as Documentation Agents (incorporated herein by reference to Exhibit 10.01 to RCN's Current Report on Form 8-K dated August 17, 1999 (filed August 17, 1999) (Commission File No. 000-22825))

     4.13 Form of Indenture between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 10 1/8% Senior Notes due 2010 (incorporated herein by reference to Exhibit 4.11 to RCN's 1999 Form S-3)

     4.14 First amendment, dated as of December 3, 1999, to the Credit Agreement, dated as of June 3, 1999 among RCN, the borrowers named therein, the lenders party thereto, The Chase Manhattan Bank, as Agent, Chase Securities Inc., as Lead Arranger and Book Manager, and Deutsche Bank A.G., Merrill Lynch Capital Corp. and Morgan Stanley Senior Funding, as Documentation Agents (incorporated herein by reference to Exhibit 10.01 to RCN's Current Report on Form 8-K dated August 17, 1999 (filed August 17, 1999) (Commission File No. 000-22825))

     4.15 Stock Purchase Agreement dated as of October 1, 1999 between Vulcan Ventures Incorporated (incorporated by reference to RCN's Form 8-K dated October 1, 1999, Commission file No. 0-22825)

     4.16 Voting Agreement dated as of October 1, 1999 among RCN, Vulcan Ventures Incorporated and Level 3 Telecom Holdings, Inc. (incorporated by reference to RCN's Form 8-K dated October 1, 1999, Commission File No. 0-22825)

     5.1       Opinion of John J. Jones

     12.1      Statement re: computation of ratios

     23.1      Consent of PricewaterhouseCoopers LLP with respect to RCN
               Corporation

     24.1 Power of Attorney (included on the signature page of the Registration Statement)

     25.1      Statement of Eligibility of Trustee


Item 17.  Undertakings

     (a)   The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that the undertakings set forth in paragraph
           (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 2, 2000.

                                 RCN CORPORATION


                                 By: /s/  Timothy J. Stoklosa
                                     Name:   Timothy J. Stoklosa
                                     Title:  Executive Vice President and Chief
                                             Financial Officer

                                       POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David C. McCourt, Timothy
J. Stoklosa and John J. Jones and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


            SIGNATURE                  TITLE                       DATE
                             Director, Chairman and                June 2, 2000
/s/  David C. McCourt        Chief Executive Officer
----------------------------
David C. McCourt
                             Director, President and               June 2, 2000
/s/  Michael A. Adams        Chief Operating Officer
----------------------------
Michael A. Adams
                             Director, Executive Vice President    June 2, 2000
/s/ Timothy J. Stoklosa      and Chief Financial Officer
----------------------------
Timothy J. Stoklosa
                             Senior Vice President and             June 2, 2000
/s/  Ralph S. Hromisn        Chief Accounting Officer
----------------------------
Ralph S. Hromisin

/s/  James Q. Crowe          Director                              June 2, 2000
----------------------------
James Q. Crowe
                             Director
----------------------------
Alfred Fasola
/s/  Stuart E. Graham        Director                              June 2, 2000
----------------------------
Stuart E. Graham
/s/  Richard R. Jaros        Director                              June 2, 2000
----------------------------
Richard R. Jaros
/s/  Michael J. Levitt       Director                              June 2, 2000
----------------------------
Michael J. Levitt
/s/  Thomas May              Director                              June 2, 2000
----------------------------
Thomas May
/s/  Thomas P. O'Neill, III  Director                              June 2, 2000
----------------------------
Thomas P. O'Neill, III
/s/  Eugene Roth             Director                              June 2, 2000
----------------------------
Eugene Roth
/s/  Walter Scott, Jr.       Director                              June 2, 2000
----------------------------
Walter Scott, Jr.
/s/  William D. Savoy        Director                              June 2, 2000
----------------------------
William D. Savoy
/s/  Edward S. Harris        Director                              June 2, 2000
----------------------------
Edward S. Harris
/s/  Michael B. Yanney       Director                              June 2, 2000
----------------------------
Michael B. Yanney



                               EXHIBIT INDEX

Exhibit   No.                              Document

     1.1       Incorporated by reference to Exhibit 1.1 to RCN's
               Registration Statement on Form S-3 (filed February 2, 1999) (Commission File No. 333-71525)

     2.1 Form of Distribution Agreement among C-TEC Corporation, Cable Michigan, Inc. and RCN Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to RCN's Information Statement on Form 10/A ("Form 10") filed on September 5, 1997)

     2.2 Tax Sharing Agreement by and among C-TEC Corporation, Cable Michigan, Inc. and the Registrant (incorporated by reference to Exhibit 10.1 to RCN's Form 10)

     2.3 Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc. (incorporated by reference to Exhibit 2.1 to RCN's Current Report on Form 8-K ("March 1998 8-K") filed on March 6,
               1998)

     2.4 Amendment No. 1 to Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc. (incorporated by reference to Exhibit 2.2 to RCN's March 1998 8-K)

     3.1 Certificate of Designations, Preferences and Rights of Series A 7% Senior Convertible Preferred Stock dated April 7, 1999 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to RCN's Registration Statement on Form S-3 (filed April 16, 1999) (Commission File No. 333-71525))

     3.2 Certificate of Designations, Preferences and Rights of Series B 7% Senior Convertible Preferred Stock (incorporated by reference to Exhibit A of Exhibit 10.01 to RCN's current report on Form 8-K (filed October 1, 1999) (Commission File No. 0-22825))

     4.1 Indenture dated as of February 6, 1998 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 9.80% Senior Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-48487) ("1998 Form S-4") filed on March 23, 1998))

     4.2 Form of the 9.80% Senior Discount Notes due 2008, Series B (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to RCN's 1998 Form S-4)

     4.3 Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 10% Senior Notes due 2007 (incorporated by reference to Exhibit 4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-41081) ("Form S-4") filed on November 26, 1997)

     4.4 Form of the 10% Senior Exchange Notes due 2007 (incorporated by reference to Exhibit 4.2 to RCN's Form S-4)

     4.5 Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 11 1/8% Senior Discount Notes due 2007 (incorporated by reference to Exhibit 4.3 to RCN's Form S-4)

     4.6 Form of the 11 1/8% Senior Discount Exchange Notes due 2007 (incorporated by reference to Exhibit 4.4 to RCN's Form S-4)

     4.7 Indenture dated June 24, 1998 between RCN, as Issuer, and The Chase Manhattan Bank, as trustee, with respect to the 11% Senior Discount Notes due 2008 (incorporated by Reference to Exhibit 4.8 to RCN's Registration Statement on Form S-1 (Commission File No. 333-55673))

     4.8 Form of 11% Senior Discount Note due 2008 (incorporated by reference to Exhibit 4.8 to RCN's Registration Statement on Form S-1 (Commission File No. 333-55673))

     4.9 Escrow Agreement dated as of October 17, 1997 among The Chase Manhattan Bank, as escrow agent, The Chase Manhattan Bank, as trustee under the Indenture (as defined therein), and RCN (incorporated by reference to Exhibit 4.6 to RCN's Form S-4)

     4.10 Credit Agreement dated as of July 1, 1997 among C-TEC Cable Systems, Inc., ComVideo Systems, Inc., C-TEC Cable Systems of New York, Inc. and First Union National Bank, as agent (incorporated by reference to Exhibit 4.1 to RCN's Form 10)

     4.11 Form of Indenture relating to debt securities issued hereunder (incorporated by reference to Amendment No. 2 to RCN's Registration Statement on Form S-3 (filed April 16,
               1999) (Commission File No. 333-71525))

     4.12 Credit Agreement dated as of June 3, 1999 among RCN, the borrowers named therein, the lenders party thereto, The Chase Manhattan Bank, as Agent, Chase Securities Inc., as Lead Arranger and Book Manager, and Deutsche Bank A.G., Merrill Lynch Capital Corp. and Morgan Stanley Senior Funding, as Documentation Agents (incorporated herein by reference to Exhibit 10.01 to RCN's Current Report on Form 8-K dated August 17, 1999 (filed August 17, 1999) (Commission File No. 000-22825))

     4.13 Form of Indenture between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 10 1/8% Senior Notes due 2010 (incorporated herein by reference to Exhibit 4.11 to RCN's 1999 Form S-3)

     4.14 First amendment, dated as of December 3, 1999, to the Credit Agreement, dated as of June 3, 1999 among RCN, the borrowers named therein, the lenders party thereto, The Chase Manhattan Bank, as Agent, Chase Securities Inc., as Lead Arranger and Book Manager, and Deutsche Bank A.G., Merrill Lynch Capital Corp. and Morgan Stanley Senior Funding, as Documentation Agents (incorporated herein by reference to Exhibit 10.01 to RCN's Current Report on Form 8-K dated August 17, 1999 (filed August 17, 1999) (Commission File No. 000-22825))

     4.15 Stock Purchase Agreement dated as of October 1, 1999 between Vulcan Ventures Incorporated (incorporated by reference to RCN's Form 8-K dated October 1, 1999, Commission file No. 0-22825)

     4.16 Voting Agreement dated as of October 1, 1999 among RCN, Vulcan Ventures Incorporated and Level 3 Telecom Holdings, Inc. (incorporated by reference to RCN's Form 8-K dated October 1, 1999, Commission File No. 0-22825)

     5.1       Opinion of John J. Jones

     12.1      Statement re:  computation of ratios

     23.1      Consent of PricewaterhouseCoopers LLP with respect to RCN

     24.1 Power of Attorney (included on the signature page of the Registration Statement)

     25.1      Statement of Eligibility of Trustee